Exhibit 10.61

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”) is entered into as of February 3, 2022, by and among COASTAL PRIDE SEAFOOD, LLC, a Florida limited liability company (the “Purchaser”), GAULT SEAFOOD, LLC, a South Carolina limited liability company (the “Seller”) and ROBERT J. GAULT II, President of the Seller (“Gault”).

WHEREAS, Blue Star Foods Corp., a Delaware corporation and the indirect parent of the Purchaser (“Blue Star”), and the Seller entered into a Term Sheet (the “Term Sheet”) pursuant to which the Seller will sell certain of its assets to the Purchaser; and

WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, the Purchaser shall acquire from the Seller, and the Seller and Gault shall sell to the Purchaser, all of the Seller’s and Gault’s assets used in connection with the softshell crab operations currently conducted by the Seller and Gault (the “Business”).

NOW, THEREFORE, in consideration of the foregoing and of the mutual promises, covenants, representations, warranties, and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, intending to be legally bound, the parties agree as follows:

I. CERTAIN DEFINITIONS.

1.1 Defined Terms. As used in this Agreement, the following terms shall have the meanings specified or referred to below:

“Affiliate” of any Person shall mean any Person which, directly or indirectly, controls or is controlled by that Person, or is under common control with that Person. For the purposes of this definition, “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

“Assets” shall have the meaning set forth in Section 2.1.

“Assigned Contracts” shall mean, to the extent identified on Schedule 2.1(v), all Contracts relating to the Business to which the Seller or an Affiliate is a party or to which the Business is subject, including, without limitation, all purchase orders, orders or requests for information to be rendered that are yet to be performed, fulfilled or completed and, in each case, any claim or right or any benefit thereunder or resulting therefrom including, without limitation, any right to indemnification.

“Business Day” shall mean any day that is not a Saturday or a Sunday or a day on which banks located in Florida are authorized or required to be closed.

“Cash Payment” shall mean the sum of Three Hundred Fifty-Nine Thousand Two Hundred Fifty Dollars ($359,250.00).

“Closing” shall have the meaning set forth in Section 3.1.

“Closing Date” shall have the meaning set forth in Section 3.1.

“Code” shall mean the Internal Revenue Code of 1986, as amended. All citations to the Code or to the regulations promulgated thereunder shall include any amendments or any substitute or successor provisions thereto.

“Consulting Agreement” shall mean the Consulting Agreement dated the Closing Date by and between the Purchaser and Gault, substantially in the form of Exhibit A attached hereto.

“Contemplated Transactions” shall mean the purchase of the Assets contemplated by this Agreement and the execution, delivery and performance of and compliance with this Agreement and all other agreements to be executed and delivered pursuant to this Agreement.

“Contract” shall mean all contracts, agreements, commitments, notes, bonds, deeds of trust, indentures, leases, mortgages, arrangements, documents, instruments, guaranties, plans, policies and arrangements, whether written or oral, of any nature or description that the Seller or the Business is party to or obligated by.

“Damages” shall have the meaning set forth in Section 9.1.

“Encumbrance” shall mean any security interest, pledge, mortgage, lien, charge, encumbrance, license, easement, right-of-way, cloud on title, adverse claim, preferential arrangement or restriction of any kind, including, but not limited to, any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

“Environmental Law” shall mean any Law relating to the environment, including without limitation any Law pertaining to (i) treatment, storage, disposal, generation and transportation of industrial, toxic or hazardous materials or substances or solid or hazardous waste; (ii) air, water and noise pollution; (iii) groundwater and soil contamination; (iv) the release or threatened release into the environment of industrial, toxic or hazardous materials or substances, or solid or hazardous waste, including without limitation emissions, discharges, injections, spills, escapes or dumping of pollutants, contaminants or chemicals; (v) the protection of wild life, marine life and wetlands, including without limitation all endangered and threatened species; (vi) storage tanks, vessels, containers, abandoned or discarded barrels, and other closed receptacles; (vii) the reclamation of mines; and (viii) manufacturing, processing, using, distributing, treating, storing, disposing, transporting or handling of materials regulated under any law as pollutants, contaminants, toxic or hazardous materials or substances or oil or petroleum products or solid or hazardous waste. As used above, the terms “release” and “environment” shall have the meaning set forth in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

“Equipment” shall mean all the physical assets relating to the operation of the Business, including without limitation, the trucks, refrigeration units, the tanks, pumps and related equipment.

“Governmental Body” shall mean any United States federal, state or local or any foreign government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal or judicial or arbitral body or any quasi-governmental or private body exercising any regulatory or taxing authority thereunder.

“Intellectual Property” shall mean any and all: (a) all domain names and web sites, (b) patents (including but not limited to design patents), patent registrations and patent applications (including all reissues, divisions, continuations, continuations-in-part, extensions and reexaminations) and all improvements to the inventions disclosed in each such registration, patent or application, (c) trademarks, trademark rights, business identifiers, service marks, trade dress, logos, trade names, brand names and corporate names (and any deviations thereof), whether or not registered, including but not limited to all common law rights, and registrations and applications for registration thereof, including, but not limited to, all marks registered in any trademark offices throughout the world, (d) registered and unregistered copyrights in both published works and unpublished works (including but not limited to copyrights on designs) and registrations and applications for registration thereof, (e) computer software, including, without limitation, source code, operating systems and specifications, data, data bases, files, documentation and other materials related thereto, data and documentation, (f) all know-how, trade secrets and confidential or proprietary, technical and business information (including but not limited to ideas, pricing information, client lists and other data, formulas, compositions, inventions, and conceptions of inventions whether patentable or unpatentable and whether or not reduced to practice), (g) whether or not confidential, technology (including know-how and show-how), production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, (h) all goodwill associated therewith accruing from the dates of first use thereof, and all rights associated with the foregoing, and (i) all contracts or agreements granting any right, title, license or privilege under the intellectual property rights of any third party.

“IRS” shall mean the Internal Revenue Service.

“Laws” shall mean all federal, state, local, regional, municipal or foreign laws, statutes, rules, regulations, ordinances, codes, decrees, judgments, orders or other legal requirements.

“Liabilities” shall mean any and all liabilities, duties and obligations of, and claims against or relating to, the Seller or the Business or the ownership, possession or use of any of the Assets prior to the Closing, whether accrued, unaccrued, absolute, contingent, known or unknown, asserted or unasserted and whether now existing or arising at any time prior to, at, or after the Closing (including, without limitation, all liabilities of the Seller to any employee, consultant of the Seller or relating directly or indirectly to the Business, or to any Person, in any amount whatsoever, and all liabilities of the Seller with respect to this Agreement or the Contemplated Transactions, including, without limitation, legal and accounting fees) and any Encumbrance upon any of the Assets.

“Lock Up Letter” shall mean the Lock Up Letter executed by the Seller substantially in the form attached hereto as Exhibit B.

“Party” shall mean either of the Purchaser, the Seller or Gault.

“Person” shall mean any individual, corporation, limited liability company, partnership, joint venture, trust, association, unincorporated organization, other entity or Governmental Body.

“Purchaser Indemnified Parties” shall have the meaning set forth in Section 9.1.

“Records “ shall have the meaning set forth in Section 2.1(iii).

“SEC Documents” means all reports, schedules, forms, statements and other documents filed by the Purchaser with the Securities and Exchange Commission pursuant to the reporting requirements of the Securities Exchange Act of 1934, as amended.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Seller Approvals” shall have the meaning set forth in Section 4.5.

“Seller Contracts” shall have the meaning set forth in Section 4.14(a).

“Seller Financial Statements” shall have the meaning set forth in Section 4.10(a).

“Seller Indemnified Parties” shall have the meaning set forth in Section 9.2.

“Seller Licenses” shall have the meaning set forth in Section 2.1(ii).

“Shares” shall mean the number of shares of common stock of Blue Star, which shall equal $359,250 as determined at the closing trading date immediately preceding the Closing Date.

“Taxes” shall mean all taxes, charges, fees, imposts, levies or other assessments, including, without limitation, all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever, together with any interest and any penalties, fines, additions to tax or additional amounts imposed by any Governmental Body and shall include any transferee liability in respect of Taxes.

“Tax Returns” shall mean any federal, state, local or foreign return, report, information return or other document (including any related or supporting information) filed or required to be filed with any Governmental Body in connection with the determination, assessment or collection of any Taxes or the administration of any laws, regulations or administrative requirements relating to any Taxes.

“Transaction Documents” shall mean, collectively, this Agreement, the Consulting Agreement, the Lock Up Letter and any and all agreements, exhibits, schedules, certificates, instruments and other documents contemplated hereby or executed and delivered in connection herewith.

1.2 Construction. As used in this Agreement, the masculine, feminine or neuter gender and the singular or plural numbers shall each be deemed to include the other whenever the context so requires. This Agreement shall be construed as a whole and in accordance with its fair meaning and without regard to any presumption or other rule requiring construction against the Party causing this Agreement or any part hereof to be drafted. The language used in this Agreement will be deemed to be the language chosen by the Parties to express their mutual intent, and no rules of strict construction will be applied against any Party. The Parties acknowledge that each Party has reviewed this Agreement and has had the opportunity to have it reviewed by legal counsel of its own choosing.

II. PURCHASE AND SALE OF ASSETS.

2.1 Purchase and Sale of Assets. Upon the terms and subject to the conditions set forth herein, and on the basis of the representations and warranties contained herein, at the Closing, the Seller shall sell, convey, transfer, assign and deliver to the Purchaser, and the Purchaser shall purchase, acquire and accept from the Seller, all of Seller’s right, title and interest in and to the Assets of the Seller relating to the Business of every kind, nature and description, personal, tangible and intangible, including without limiting the generality of the foregoing:

(i)	all of the Equipment, as identified on Schedule 2.1(i);

(ii)	the Intellectual Property, as identified on Schedule 2.1(ii);

(iii)	to the extent transferable, all rights and incidents of interest in and to all licenses, franchises, grants, easements, exceptions, certificates, consents, permits, approvals, orders and other authorizations of any Governmental Body or Person relating to the Assets and/or the Business, all of which have been identified on Schedule 2.1(iii) (the “Seller Licenses”);

(iv)	all documents and records relating to the Assets (including without limitation, all employment and personnel records, technical design and know-how, sales data, customer lists, and all other information relating to products, customers, representatives, distributors and suppliers and other information including advertising materials) and copies of all accounting books, records, ledgers and electronic data processing materials (collectively, the “Records”);

(iv)	all claims of the Seller against third parties relating to the Business or the Assets, whether choate or inchoate, known or unknown, contingent or otherwise, all as identified on Schedule 2.1(iv);

(v)	all Assigned Contracts, all of which have been identified on Schedule 2.1(v);

(vi)	all transferable prepayments, contractual deposits and other funds to be received for services to be performed after the Closing, all of which have been identified Schedule 2.1(vi); and

(vii)	all other properties and assets of every and, character or description, tangible or intangible owned by the Seller and used or held for use in connection with the Business, all as identified on Schedule 2.1(vii).

The assets, properties and rights to be conveyed, sold, transferred, assigned and delivered to Purchaser pursuant to this Agreement are sometimes hereinafter collectively referred to as the “Assets”.

2.2 Liabilities.

(a) The Purchaser shall not assume or otherwise be bound by or responsible or be liable for any Liability incurred directly or indirectly by Gault, the Seller or the Business or any Liability arising out of a breach, violation or default by the Seller or Gault of or under any Law or Contract (including any event occurring or fact or circumstance existing as of or prior to the Closing Date that, with the passage of time or the giving of notice or both, may become such a breach, violation or default).

(b) The Seller covenants and agrees that, prior to or simultaneously with the Closing, all Liabilities shall be paid, discharged and performed in full and upon the reasonable request of the Purchaser, the Seller shall obtain from the Persons to whom such Liabilities are owed, unconditional releases, in form and substance reasonably satisfactory to the Purchaser and its counsel, of the Purchaser and the Assets from all responsibilities, liabilities and claims with respect to such Liabilities.

2.3 Transfer of Assets. The transfer of the Assets as herein contemplated shall be made by Gault and the Seller, as the case may be, free and clear of all Encumbrances of any kind or nature and shall be effected by such bills of sale, endorsements, assignments, drafts, checks, deeds and other instruments of transfer, conveyance and assignment as shall be necessary or appropriate to transfer, convey and assign the Assets to the Purchaser on the Closing Date as contemplated by this Agreement and as shall be requested by the Purchaser. The Seller shall, at any time and from time to time after the Closing Date, execute and deliver such other instruments of transfer and conveyance and do all such further acts and things as may be requested by the Purchaser to transfer, convey, assign, and deliver to the Purchaser or to aid and assist the Purchaser in collecting and reducing to possession any and all of the Assets, or to vest in the Purchaser good, valid and legal and beneficial title to the Assets which had been owned by the Seller prior to the Closing.

2.4 Purchase Price. The purchase price for the Assets (the “Purchase Price”) shall be Seven Hundred Eighteen Thousand Five Hundred Dollars ($718,500), consisting of the Cash Payment and the Shares.

2.5 Allocation of Purchase Price. The Purchaser and the Seller hereby agree that the Purchase Price paid by the Purchaser in connection with the sale and purchase of the Assets shall be allocated by the Purchaser and the Seller as set forth on Schedule 2.5 hereof. Such agreed allocation will be intended to comply with Section 1060 of the Code, and the Parties hereby agree to report the transactions contemplated by this Agreement for federal income tax purposes in accordance with such allocation.

2.6 Clearance Certificates. To the extent required by Law and as requested by the Purchaser as determined pursuant to its due diligence investigation, to relieve the Purchaser of any liability for unpaid sales or similar Taxes of the Seller attributable to periods prior to the Closing Date, the Seller shall, prior to the Closing Date, take all necessary action in order to obtain clearance certificates or similar documents from any applicable Tax authority and deliver such certificates and similar documentation to the Purchaser at Closing.

2.7 Transfer Taxes. All municipal, county, state and federal sales and transfer Taxes incurred, if any, in connection with the transactions contemplated by this Agreement shall be the responsibility of, and paid promptly by, the Seller. Each Party, as appropriate, shall in a timely manner sign and swear to any return, certificate, questionnaire or affidavit as to any matter within its knowledge required in connection with the payment of any such Tax.

III. THE CLOSING.

3.1 Closing Date. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of the Purchaser, within five (5) Business Days after the date on which the conditions set forth in this Agreement shall be satisfied or duly waived, or such other place and date as the Purchaser and the Seller may agree in writing (such date and time of the Closing is referred to herein as the “Closing Date”).

3.2 Deliveries by the Purchaser at the Closing. At the Closing, the Purchaser shall deliver to the Seller the following:

(a) the Cash Payment;

(b) the Shares, or evidence that the transfer agent for the Purchaser has been delivered irrevocable instructions to issue and deliver the Shares to the Seller;

(c) the Consulting Agreement, duly executed by the Purchaser;

(d) the certificates described in Sections 8.1 and 8.7; and

(f) the good standing certificate described in Section 8.6.

3.3 Deliveries by the Seller at the Closing. At the Closing, the Seller shall deliver to the Purchaser the following:

(a) executed and acknowledged (if appropriate) assignments, bills of sale and/or certificates of title, dated the Closing Date, transferring to the Purchaser all of the Assets free and clear of all Encumbrances, each satisfactory to the Purchaser in form and substance;

(b) if applicable, payoff letters, UCC-3 termination statements and other documentation relating to the release of all Encumbrances on the Assets, including without limitation those referred to in Section 2.2;

(c) the Seller Approvals, as identified on Schedule 3.3(c);

(d) certificate described in Section 7.1;

(e) the good standing certificate described in Section 7.5;

(f) the Consulting Agreement, executed by Gault;

(g) the Lock Up Agreement, executed by the Seller;

(h) originals of the Records;

(i) all the Schedules to this Agreement and the information contained therein, which, notwithstanding anything contained herein to the contrary, shall be delivered no later than ten Business Days prior to the Closing Date;

(j) third party consents, in form and substance reasonably satisfactory to the Purchaser, to the Assigned Contracts to the extent required for assignment by the terms of such Assigned Contracts; and

(k) such other instruments and certificates as may be requested by the Purchaser.

3.4 Power of Attorney. Effective upon the Closing Date, the Seller hereby irrevocably constitutes and appoints the Purchaser, its successors and assigns, the true and lawful attorney of the Seller with full power of substitution, in the name of the Purchaser, or the name of the Seller, on behalf of and for the benefit of the Purchaser, to collect all items being transferred, conveyed and assigned to the Purchaser as provided herein, to endorse, without recourse, checks, notes and other instruments in the name of the Seller which have been transferred to the Purchaser, to institute and prosecute, in the name of the Seller or otherwise, all proceedings which the Purchaser may deem proper in order to collect, assert or enforce any claim, right or title of any kind in or to the Assets, to defend and compromise any and all actions, suits or proceedings in respect of any of the Assets subject to the Seller’s indemnification obligations under this Agreement, and to do all such acts and things in relation thereto as the Purchaser may deem reasonably advisable. The Seller agrees that the foregoing powers are coupled with an interest and shall be irrevocable by the Seller directly or indirectly by the dissolution of the Seller or in any manner or for any reason. The Seller further agrees that the Purchaser shall retain for its own account any amounts collected pursuant to the foregoing powers, and the Seller shall promptly transfer and deliver to the Purchaser any cash or other property received by the Seller after the Closing Date relating to the Assets.

3.5 Operations. From and after the Closing Date, the Assets and Business will continue to operate at 154 Alston Road, Beaufort, South Carolina 29907, until the earlier of (i) one year and (ii) the completion of a new facility at such location to be decided upon by the Purchaser in its sole discretion, at which time the Assets, including the Equipment set forth on Schedule 2.1(i) will be moved to such new facility.

IV. REPRESENTATIONS AND WARRANTIES OF THE SELLER. The Seller and Gault jointly and severally hereby represents and warrant to the Purchaser as follows:

4.1 Organization and Good Standing. The Business is operated as a limited liability company duly organized, validly existing and in good standing under the laws of the State of South Carolina. The Seller and the Business has all requisite power to own, operate and lease the Assets and carry on its business as the same is now being conducted. Complete and correct copies of the Certificate of Formation and Operating Agreement of the Seller, as currently in effect, have been delivered to the Purchaser.

4.2 Ownership of the Business. The Business is owned solely and exclusively by the Seller, and no Person has any ownership rights to the Business other than the Seller. There are, and at the Closing there will be, no outstanding subscriptions, options, rights, warrants, convertible securities, preemptive rights or other agreements, or understandings with respect to the voting, sale, transfer, rights of first refusal, rights of first offer, proxy or registration or calls, demands or commitments of any kind relating to the issuance, sale or transfer of any capital stock or other equity securities of the Seller, whether directly or upon the exercise or conversion of other securities. The Business does not and has never maintained any stock, partnership, joint venture or any other security or ownership interest in any other Person.

4.3 Authority Relative to Agreement. The Seller has all requisite power and authority, corporate or otherwise, to execute, deliver and perform its obligations under this Agreement and has taken all action, corporate or otherwise, necessary in order to execute and deliver this Agreement, the Transaction Documents and all other instruments or agreements to be executed in connection herewith and to consummate the Contemplated Transactions. This Agreement has been duly executed and delivered by the Seller and Gault. This Agreement constitutes the valid and binding obligation of the Seller and Gault.

4.4 Absence of Conflict. Neither the execution and delivery of the Transaction Documents by the Seller and Gault nor the consummation of the Contemplated Transactions by the Seller and Gault will (a) violate, conflict with, result in a breach or termination of, constitute a default under or give rise to a right to terminate, amend, cancel or accelerate (or an event which, with notice or lapse of time or both, would constitute the same) (i) any Contract to which the Seller or Gault is a party or by which any of the Assets or Business is bound or (ii) any Law, order of a Governmental Body or any other restriction of any kind or character applicable to Gault or the Seller or any of its properties or assets, or (b) result in the creation or imposition of any Encumbrance upon any Asset or any other property or asset of the Seller.

4.5 Consents and Approvals. No consent, waiver, registration, certificate, approval, grant, franchise, concession, permit, license, exception or authorization of, or declaration or filing with, or notice or report to, (a) any Governmental Body or (b) any other Person (including, but not limited to, any party to a Contract of the Seller (collectively, the “Seller Approvals”), is required in connection with the execution, delivery and performance of the Transaction Documents by the Seller, other than approvals which have already been obtained or will have been obtained prior to the Closing. The names of the Seller Approvals are indicated on Schedule 3.3(b) attached hereto.

4.6 Liabilities. Neither the Seller nor Gault has any debts, liabilities or obligations of any nature (whether absolute, accrued, contingent or otherwise) in connection with the Assets, the Assigned Contracts or the Business.

4.7 Litigation. There is no action, suit, hearing, inquiry, review, proceeding or investigation by or before any court or Governmental Body pending, or threatened against or involving the Seller, Gault or the Business or with respect to the activities of any employee or agent of the Business. The Seller has not received any notice of any event or occurrence which could result in any such action, suit, hearing, inquiry, review, proceeding or investigation.

4.8 Tax Matters.

(a) Except as set forth on Schedule 4.8(a), the Seller has filed or caused to be filed on a timely basis all Tax Returns that are or were required to be filed, pursuant to the Laws or administrative requirements of each Governmental Body with taxing power over it, the Business and/or the Assets. As of the time of filing, all such Tax Returns correctly reflected the facts regarding the income, business, assets, operations, activities, status, and other matters of the Seller and any other information required to be shown thereon. An extension of time within which to file any such Tax Return that has not been filed has not been requested or granted. The Seller has delivered to the Purchaser true, complete and correct copies of all Tax Returns filed by them for the last three years. Schedule 4.8(a) lists all state, local and foreign jurisdictions in which the Seller has previously filed or currently file Tax Returns, which are all of the state, local or foreign taxing jurisdictions in which the Seller has been or are required to file Tax Returns. There is no audit, action, suit, claim, proceeding or any investigation or inquiry, whether formal or informal, public or private, now pending or threatened against or with respect to the Seller in respect of any Tax. There are no Encumbrances for Taxes upon any of the assets of the Seller or the Business.

(b) With respect to all amounts in respect of Taxes imposed on the Seller for which they are or could be reasonably liable, whether to Governmental Bodies (as, for example, under Law) or to other Persons (as, for example, under tax allocation agreements), with respect to all taxable periods or portions of periods since their inception through the Closing, (i) all applicable tax laws and agreements have been complied with in all respects, and (ii) all such amounts required to be paid by the Seller to Governmental Bodies or others on or before the date hereof have been paid.

(c) As of the date hereof, the Seller has not requested, executed or filed with the IRS or any other Governmental Body any agreement or other document extending or having the effect of extending the period for assessment or collection of any Taxes for which the Seller or the Business could be liable and which still is in effect.

(d) There exists no tax assessment, proposed or otherwise, against the Seller or the Assets nor any lien for Taxes against any assets or property of the Seller or the Business.

(e) All Taxes that the Seller or the Business are or were required by Law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Body or other Person.

(f) Neither the Seller nor the Business is a party to, bound by or subject to any obligation under any tax sharing, tax indemnity, tax allocation or similar agreement.

(g) There is no claim, audit, action, suit, proceeding, or investigation with respect to Taxes due or claimed to be due from the Seller or the Business or of any Tax Return filed or required to be filed by the Seller or the Business pending or threatened against or with respect to the Seller or the Business.

(h) Neither the Seller nor the Business have filed a consent pursuant to Section 341(f) of the Code (or any corresponding provision of state, local or foreign income tax law) or agreed to have Section 341(f)(2) of the Code (or any corresponding provision of state, local or foreign income tax law) apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by the Seller or the Business.

4.9 No Brokers or Finders. The Seller has not, nor have any of its Affiliates, officers, directors or employees on their behalf, employed any broker or finder or incurred any liability for any brokerage or finder’s fee or commissions or similar payment in connection with any of the Contemplated Transactions, and no Person has or will have any right, interest or valid claim against or upon the Purchaser or its Affiliates for any such fee or commission.

4.10 Financial Statements.

(a) The financial statements/tax returns of the Seller and/or the Business as of and for the years ended December 31, 2020, December 31, 2019 and December 31, 2018 and for the quarters ended March 31, 2021, June 30, 2021 and September 30, 2021 (collectively, the “Seller Financial Statements”), were compiled on the cash basis of accounting, upon which basis the Company files its federal income tax return; in accordance with Standards for Accounting and Review Services issued by the American Institute of Certified Public Accountants.

(b) Since December 31, 2020, there has been no material adverse change in the business, operations or financial condition of the Seller or the Business or any event, condition or contingency that could reasonably be expected to result in such a material adverse effect with respect to the Seller or the Business.

4.11 Compliance with Law. The operations of the Seller and the Business have been conducted in all material respects in accordance with all applicable Laws. The Seller has not have received any notification of any asserted present or past failure to comply with any such Laws, and the Seller is in compliance in all material respects with all limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in any such Laws. The Seller Licenses constitute all licenses, permits, orders, certificates, authorizations or other approvals of Governmental Bodies required for the conduct of the Business under applicable Laws. The Seller is not in violation of any such Seller License. All such Seller Licenses are in full force and effect and no suspension or cancellation thereof has been threatened.

4.12 Title to Property; Sufficiency; Encumbrances.

(a) Except as disclosed on Schedule 4.12, the Seller leases or owns all the properties and assets used by it in the conduct of the Business, and with respect to contract rights, is a party to and enjoys the right to the benefits of all Contracts used in or relating to the conduct of its business. The Seller has good and marketable title to, or, in the case of leased assets, valid and subsisting leasehold interests in, all of the Assets, free and clear of all Encumbrances.

(b) Following the consummation of the Contemplated Transactions, the Purchaser will own, pursuant to good and marketable title, or lease, under valid and subsisting leases, or otherwise retain its respective interest in, the Assets without incurring any penalty or other adverse consequence, including, without limitation, any increase in rentals, royalties, or licenses or other fees imposed as a result of, or arising from, the consummation of the Contemplated Transactions.

4.13 Intellectual Property Rights. The Seller owns or is licensed or otherwise has the rights to use, all Intellectual Property used in the conduct of its business as presently conducted. The Seller agrees and acknowledges that the Intellectual Property shall never be disclosed, directly or indirectly, to any Person without the prior written consent of the Purchaser.

4.14 Material Contracts.

(a) Schedule 4.14 contains a true, complete and accurate list of all Contracts, whether written or oral, to which the Seller or the Business is a party or by which any of the Seller’s assets are bound (each, a “Seller Contract”). The Seller has no obligations under, and is not a party to, any consulting or other Contract with independent agents, sales representatives or other Persons which are not Assigned Contracts nor does the Seller derive any revenue from any Contract which is not an Assigned Contract. The Seller is not a party to any Assigned Contract as to which the Seller has been advised that the Assigned Contract will be terminated or that by its terms is subject to renegotiation. Neither the Seller nor the Business is obligated under any loan agreement, promissory note or other evidence of indebtedness as a signatory, guarantor or otherwise and has not otherwise guaranteed the performance by any Person of the obligations of such Person under any Contract.

(b) Except as set forth on Schedule 3.3(b), no consent of any party to any Seller Contract is required in connection with the execution, delivery and performance of this Agreement or the consummation of the Contemplated Transactions.

(c) Neither the Seller nor the Business is in default under any Assigned Contract, nor has any event occurred, which through the passage of time or the giving of notice, or both, would constitute a default by the Seller or the Business, would cause the acceleration of any of the Seller’s or the Business’s obligations thereunder, would result in the creation of any Encumbrance or restriction on any of the Assets or the Business. No third party is in default under any lease or contract to which the Seller is a party, nor has any event occurred that, through the passage of time or the giving of notice, or both, would constitute a default thereunder.

(d) Except as set forth on Schedule 4.14, neither the Seller nor the Business is a party to or bound by any Contract which (i) limits the Seller or the Business from competing in any line of business or with any Person or in any geographic area or during any time period or (ii) grants any Person any preferential right to purchase from the Seller or the Business, any properties or assets of the Seller or the Business.

4.15 Affiliated Transactions. Except as set forth on Schedule 4.15, no Affiliate or other family member (i) has borrowed or has been advanced funds from or loaned funds to the Business, (ii) is a party to a Contract with the Seller or (iii) has engaged in any transaction with the Seller relating to the Business.

4.16 Ordinary Course. The business has been conducted only in the ordinary and usual course of business consistent with past practice. Without limiting the generality of the foregoing, the Seller has not since December 31, 2020: (i) suffered any adverse change in its financial condition, the Business or operations or in the Assets; or (ii) sold, transferred, or otherwise disposed of any material portion of its properties or Assets.

4.17 Employee Matters. Neither the Seller nor the Business is (a) a party to any union, collective bargaining or similar agreement; (b) providing or obligated to provide any profit sharing, deferred compensation, bonus, savings, stock option, stock purchase, pension, consulting, retirement, welfare or other incentive plan or agreement; (c) providing or obligated to provide “fringe benefits” or any employee perquisites to employees, including, without limitation, vacation, sick leave, medical, hospitalization, insurance and related benefits; or (d) a party to any employment or consulting agreement not terminable upon notice without penalty. No present or former employee of the Seller or the Business has any claim on account of or for bonuses, vacation, time off earned or otherwise. On or before the Closing Date all accrued wages, salary, bonus, commissions, vacation and sick pay and Taxes relating thereto shall be paid by Seller to the members, managers, officers, directors, and employees of Seller and the Business.

4.18 Records. The Records are the true books and records of the business of the Company and truly and accurately reflect the underlying facts and transactions. The Records and the Intellectual Property contain all the documentation required to operate the business after the Closing Date as presently operated and no other records or documents exist which are necessary to operate the Business.

4.19 Environmental Matters.

(a) Except as described in (d) below, the Seller has complied with all applicable Environmental Laws. There is no pending or threatened civil or criminal litigation, written notice of violation, formal administrative proceeding, or investigation, inquiry or information request by any Governmental Body, relating to any Environmental Law involving the Seller or the Business.

(b) There are no documents that contain any environmental reports, investigations or audits relating to premises currently or previously owned or operated by the Seller or the Business (whether conducted by or on behalf of the Seller or a third party, and whether done at the initiative of the Seller or directed by a Governmental Body or other third party) which were issued or conducted during the past five years and which the Seller has possession of.

(c) The Seller has not been notified that there is any material environmental liability with respect to any solid or hazardous waste transporter or treatment, storage or disposal facility that has been used by the Business

(d) The Seller discloses that it has not held and does not hold any permit or license for the discharge of water, from its facilities. The Seller does not know, and makes no representation, regarding the need for any such permit or license, and/or whether the Purchaser will now need any such permit or license.

4.20 Customers. Schedule 4.20 sets forth a list of each customer that accounted for more than 5% of the revenues of the Business during the last full fiscal year and the amount of revenues accounted for by such customer during such period, as well as each customer and supplier of the Business for the last five full fiscal years, including the amount each such Person was invoiced and their respective contact information. As of the Closing Date, the Seller has not received notice from any customer that such customer may materially reduce the amount of business done with the Seller below the level of business done with the Seller in the last twelve months.

4.21 Securities Laws Representations.

(a) The Seller is acquiring the Shares for its own account with the present intention of holding such Shares for purposes of investment and the Seller is not acquiring the Shares with a view to or for distribution thereof, within the meaning of the Securities Act. Seller is acquiring the Shares for its own account as principal, not as a nominee or agent, for investment purposes only, and not with a view to, or for, resale, distribution or fractionalization thereof in whole or in part, and no other Person has a direct or indirect beneficial interest in the restricted Shares the Seller is acquiring herein. Further, the Seller does not have any Contract with any Person to sell, transfer or grant participations to such person or to any third person, with respect to the Shares the Seller is acquiring.

(b) At no time was the Seller presented with or solicited by any newspaper or magazine article, radio or television advertisement, or any other form of general advertising or solicited or invited to attend a promotional meeting otherwise than in connection and concurrently with such communicated offer.

(c) The Seller acknowledges and understands that the Shares have not been registered under the Securities Act or qualified under the securities or “blue sky” laws of any state in reliance upon exemptions from registration or qualification thereunder and the Shares may not be sold, offered, transferred, assigned, pledged, hypothecated or otherwise disposed of or encumbered, except in compliance with the Securities Act and such rules and regulations.

(d) The Seller has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the Shares.

(e) The Seller has received and reviewed the SEC Documents and all information regarding Blue Star, the Purchaser and the Shares and has, to the extent it has deemed necessary or advisable, reviewed the aforementioned information and this Agreement with its investment, tax, accounting and legal advisors. Seller and such advisors have been given a reasonable opportunity to ask questions of and to receive answers from Purchaser concerning Blue Star and the acquisition of the Shares and have received or been given access to such information and documents as Seller believes, in the context of the information provided by Purchaser, are necessary to verify the accuracy of the information furnished to Seller concerning the Shares as Seller or such advisors have requested, it being understood and agreed that the foregoing does not constitute a representation by Seller as to the completeness or accuracy of information provided to it by Purchaser.

(f) Seller is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

(g) Seller understands that the Purchaser is under no obligation to register the Shares under the Securities Act, or to assist the Seller in complying with the Securities Act or the securities laws of any state of the United States.

(h) Seller understands that an investment in the Shares is a speculative investment which involves a high degree of risk and the potential loss of its entire investment.

(i) The Shares are “restricted” (as that term is defined in Rule 144 promulgated under the Securities Act), and the certificate representing the Shares shall be endorsed with one or more of the following restrictive legends, in addition to any other legend required to be placed thereon by applicable federal or state securities laws:

“THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED OR UNLESS TRANSFERRED PURSUANT TO ANY VALID EXEMPTION FROM REGISTRATION AVAILABLE UNDER SUCH ACT.”

4.22 Accuracy. All representations, warranties and certifications contained in this Agreement, including any schedules delivered herewith, the Transaction Documents and all the other documents delivered in connection with this Agreement and the Contemplated Transaction delivered directly or indirectly by the Seller are true, correct and complete, do not contain any statement which is false or misleading with respect to a material fact and do not omit to state a material fact necessary in order to make the statements herein and therein not false or misleading.

V. REPRESENTATIONS AND WARRANTIES OF THE PURCHASER. The Purchaser hereby represents and warrants to the Seller as follows:

5.1 Organization and Good Standing. The Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Florida. The Purchaser has all requisite company or other power to own, operate and lease its properties and carry on its business as the same is now being conducted.

5.2 Authority Relative to Agreement. The Purchaser has all requisite power and authority, company or otherwise, to execute, deliver and perform its obligations under the Agreement and the Transaction Documents and has taken all action, company or otherwise, necessary in order to execute and deliver this Agreement and the Transaction Documents and all other instruments or agreements to be executed in connection therewith and to consummate the Contemplated Transactions. This Agreement has been duly executed and delivered by the Purchaser. The Transaction Documents constitutes the valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, subject to laws relating to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, marshaling or other laws and rules of law affecting the enforcement generally of creditors’ rights and remedies (including such as may deny giving effect to waivers of debtors’ or guarantors’ rights).

5.3 Absence of Conflict. Neither the execution and delivery of the Transaction Documents by the Purchaser nor the consummation of the Contemplated Transactions by the Purchaser will (a) violate, conflict with, result in a breach or termination of, constitute a default under or give rise to a right to terminate, amend, cancel or accelerate (or an event which, with notice or lapse of time or both, would constitute the same) (i) any material Contract to which the Purchaser is a party or by which any of its properties or assets is bound; (ii) the articles of organization or operating agreement of the Purchaser or (iii) any Law, order of a Governmental Body or any other restriction of any kind or character applicable to the Purchaser or any of its properties or assets; or (b) result in the creation or imposition of any Encumbrance upon any properties or assets of the Purchaser except where any such violation, conflict, breach, termination, default, amendment, cancellation, acceleration or Encumbrance would not have a material adverse effect on the Purchaser or the Contemplated Transactions.

5.4 Consents and Approvals. No consent, waiver, registration, certificate, approval, grant, franchise, concession, permit, license, exception or authorization of, or declaration or filing with, or notice or report to, (a) any Governmental Body and (b) any other Person (including, but not limited to, any party to a Contract of the Purchaser), is required in connection with the execution, delivery and performance of the Transaction Documents by the Purchaser, other than approvals which have already been obtained and except where the failure to obtain any such approval would not have a material adverse effect on the Contemplated Transactions.

5.5 The Shares. The Shares are duly authorized, fully paid and non-assessable.

5.5 No Brokers or Finders. The Purchaser has not, nor have any of its Affiliates, officers, directors or employees on behalf of the Purchaser, employed any broker or finder or incurred any liability for any brokerage or finder’s fee or commissions or similar payment in connection with any of the Contemplated Transactions.

VI. COVENANTS PRIOR TO CLOSING.

6.1 Access Prior to the Closing.

(a) Between the date of this Agreement and the Closing, the Seller shall (i) give the Purchaser and its authorized representatives and agents full and complete access to all properties, personnel, facilities and offices of the Business and to all the books and records of the Business (and permit the Purchaser to make copies thereof), (ii) permit the Purchaser and its authorized representative and agents to make inspections thereof, and (iii) cause the officers and employees of, and consultants to, the Seller to furnish the Purchaser with all financial information and operating data and other information with respect to the Business and to discuss with the Purchaser and its authorized representatives the affairs of the Business.

(b) Each of the Parties shall and shall use reasonable efforts to cause their respective Affiliates, officers, directors, employees, auditors, attorneys, consultants, advisors and agents, to treat as confidential and hold in strict confidence, unless compelled to disclose by judicial or administrative process or, in the opinion of its counsel, by other requirements of Law, and after prior written notice to the other Party, all confidential information, including, without limitation, this Agreement or the Contemplated Transactions or any of the terms hereof, of the Seller or the Purchaser, as the case may be, furnished to the Purchaser by the Seller or to the Seller by the Purchaser, as the case may be, or any of their respective representatives in connection with the Contemplated Transactions and will not release or disclose such confidential information to any other Person, except their respective auditors, attorneys, financial advisors and other consultants, agents and advisors in connection with the consummation of the Contemplated Transactions. If the Contemplated Transactions do not occur (i) such confidence shall be maintained by the Parties and each Party shall use reasonable efforts to cause its officers, directors, Affiliates and such other Persons to maintain such confidence, except to the extent such information comes into the public domain (other than as a result of an action by such Party, its officers, directors or such other Persons in contravention of this Agreement), and (ii) upon the request of any Party, the other Party shall promptly return to the requesting Party any written materials remaining in its possession, which materials it has received from the requesting Party or its representatives, together with any analyses or other written materials based upon the materials provided.

6.2 Publicity. The Seller shall not, and shall not permit any Affiliate to, disclose the Contemplated Transactions, issue any press release or make any other statement or disclosure with respect to this Agreement or the Contemplated Transactions without the prior written approval of the Purchaser. Nothing contained herein shall prevent any Party at any time from furnishing any required information to any governmental agency or authority or from issuing any press release or making any other statement or disclosure with respect to this Agreement and the Contemplated Transactions (after consulting with the other Parties hereto) if required by Law or any regulatory agency or to comply with the terms of this Agreement.

6.3 Conduct of Business. Except as expressly consented to in writing by the Purchaser, between the date of this Agreement and until the earlier of the termination of this Agreement in accordance with the terms hereof or the Closing, the Seller shall conduct its business diligently, in good faith and only in the ordinary course of business consistent with past practice and use all its reasonable efforts to preserve intact the Assets and Business, its present business organization and employees and to preserve the goodwill of Persons having business relations with it. Without limiting the generality of the foregoing, the Seller shall not, directly or indirectly:

(a) amend its formation documents;

(b) acquire any capital stock or other equity securities of any Person or any equity or ownership interest in any business;

(c) incur or guarantee any debt or liabilities of any kind or make any loans of any kind;

(d) sell any Assets or effect any extraordinary transaction;

(e) issue or sell, transfer, pledge or otherwise dispose of, or agree to issue, sell, pledge or otherwise dispose of, any equity in the Business of, or any options, warrants or rights of any kind to acquire any shares of its capital stock of any class, or any debt or equity securities convertible into or exchangeable for such capital stock;

(f) enter into any Contract (written or oral) or transaction (A) not in the ordinary course of business, (B) involving consideration in excess of $10,000.00 or (C) for the sale, acquisition or lease of any assets or business, including without limitation directly or indirectly sell, lease, mortgage or otherwise Encumber any of its properties or assets;

(g) modify the terms of, terminate or fail in any respect to comply with the terms of any Contract;

(h) grant or agree to grant any employee or agent of the Seller or the Business any increase in wages or bonus, severance, profit sharing, retirement, deferred compensation or other compensation or benefit;

(i) enter into or amend any employment, consulting, severance or similar Contract;

(j) fail to promptly advise the Purchaser in writing of any condition or event which may have a material adverse effect on the Seller or the Business; or

(k) agree or otherwise commit, whether in writing or otherwise, to do, or take any action or omit to take any action that would result in, any of the foregoing.

6.4 Exclusivity. Through the earlier of the Closing or the date of termination of this Agreement pursuant to Section 11 hereof, neither the Seller nor Gault shall, directly or indirectly, through any officer, employee, agent, representative or otherwise (and each of said Parties shall use reasonable efforts to insure such Persons shall not directly or indirectly) (i) solicit, initiate or encourage the submission of inquiries, proposals or offers from any Person relating to (x) any business combination with respect to the Business; or (y) the sale of any of the Assets (an “Alternative Transaction”), (ii) enter into or participate in any negotiations, or initiate any discussions or continue any discussions initiated by others, regarding any Alternative Transaction, or furnish to any other Person any information with respect to the Assets or the Business for the purposes of pursuing a possible Alternative Transaction with any other Person, or (iii) otherwise participate in, assist, facilitate or encourage any effort or attempt by any other Person to do any of the foregoing except as required by law as fiduciaries. The Seller shall promptly notify the Purchaser of any proposal or inquiry made to it or any of its directors, officers, employees, agents, representatives, or otherwise with respect to any of the foregoing.

6.5 Amending Schedules. From time to time prior to the Closing, the Parties shall promptly provide, supplement and/or amend the Schedules hereto with respect to any matter arising after the date of this Agreement which, if existing or occurring at the date of this Agreement, would have been required to have been set forth on the Schedules to this Agreement. Such supplement or amendment shall have the effect of curing any related misrepresentation or breach of warranty made in connection with the transactions contemplated by this Agreement; provided, however, that if such misrepresentation or breach is material, each party shall have a commercially reasonable period of time following receipt of any supplemented or amended Schedules to elect (i) to terminate this Agreement without any further liability to the Parties or (ii) in such non-amending party’s sole discretion, to waive such breach and consummate the transactions contemplated by this Agreement.

6.6 Remedies. In addition to any and all other remedies available at law or equity, in the event the Seller shall breach or threaten to breach any of the provisions of this Article 6, the Seller agree and acknowledge that damages would be difficult to ascertain, the Purchaser and its Affiliates will suffer immediate, irreparable harm, and the Purchaser and its Affiliates shall be entitled, in addition to any and all other remedies, to an injunction issued by a court of competent jurisdiction restraining the aforesaid violations of the Seller, without the necessity of posting a bond. Nothing contained in this Section 6.6 is intended to limit in any way any of the rights or remedies of any party to this Agreement in respect of any breach or threatened breach of this or any other provision of this Agreement. The Seller acknowledges and agrees that there is no adequate remedy at law for any such breach or threatened breach and, in the event that any action or proceeding is brought seeking injunctive relief, said Party shall not use as a defense thereto that there is an adequate remedy at law. Furthermore, the Purchaser shall be entitled to a right of specific performance upon a breach of this Agreement by the Seller.

VII. CONDITIONS TO THE OBLIGATIONS OF THE PURCHASER. The obligations of the Purchaser to effect the Contemplated Transactions shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any one or more of which may be waived by the Purchaser:

7.1 Representations, Warranties and Agreements.

(a) The representations and warranties of the Seller and Gault set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing with the same effect as though made as of the Closing, unless made as of another date, in which case they shall be true and correct in all materials respects as of such date; and

(b) The Seller shall have performed and complied in all material respects with the agreements contained in this Agreement required to be performed and complied with by it prior to or as of the Closing.

The Purchaser shall have received a certificate to the foregoing effect signed by the Seller.

7.2 No Injunction. There shall not be in effect or threatened any injunction, order or decree of a Governmental Body of competent jurisdiction that prohibits or delays, or seeks to prohibit or delay, consummation of any material part of the Contemplated Transactions.

7.3 Approvals. All Seller Approvals necessary in connection with the execution, delivery and performance of this Agreement by the Seller or for the consummation of the Contemplated Transactions shall have been obtained and delivered to the Purchaser and shall be in full force and effect.

7.4 No Material Adverse Effect. No event, occurrence, fact, condition, change, development or effect shall have occurred, exist or come to exist since the date of this Agreement that, individually or in the aggregate, has constituted or resulted in, or could reasonably be expected to constitute or result in, a material adverse effect on the Seller’s business.

7.5 Secretary of State Certificate. The Purchaser shall have received a certificate of the Secretary of State of the State of South Carolina with respect to the Seller as of a recent date, showing the Seller to be validly existing and in good standing in the State of South Carolina.

7.6 Secretary’s Certificate. The Purchaser shall have received a certificate of the manager of the Seller certifying (i) a true and complete copy of the resolutions duly and validly adopted by the members and manager of the Seller evidencing the authorization of the execution and delivery of this Agreement, the consummation of the Contemplated Transactions, and (ii) the names and signatures of the officers of the Seller authorized to sign this Agreement and the other documents to be delivered hereunder.

7.7 Consulting Agreement. Gault shall have executed and delivered the Consulting Agreement.

7.8 Listing Application. The Purchaser shall have received approval from Nasdaq with respect to the transactions contemplated by this Agreement.

7.9 Proceedings Satisfactory. All certificates, opinions and other documents to be delivered by the Seller to the Purchaser other than the matters to be accomplished by the Seller prior to or at the Closing shall be satisfactory in the judgment of the Purchaser and its counsel.

VIII. CONDITIONS TO THE OBLIGATIONS OF THE SELLER. The obligations of the Seller to effect the Contemplated Transactions shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any one or more of which may be waived by the Seller:

8.1 Representations, Warranties and Agreements.

(a) The representations and warranties of the Purchaser set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing with the same effect as though made as of the Closing, unless made as of another date, in which case they shall be true and correct in all material respects as of such date; and

(b) The Purchaser shall have performed and complied in all material respects with the agreements contained in this Agreement required to be performed and complied with by them prior to or as of the Closing.

The Seller shall have received a certificate to the foregoing effect signed by an authorized executive officer of the Purchaser.

8.2 No Injunction. There shall not be in effect or threatened any injunction, order or decree of a Governmental Body of competent jurisdiction that prohibits or delays, or seeks to prohibit or delay, consummation of any material part of the Contemplated Transactions.

8.3 Approvals. All approvals necessary in connection with the execution, delivery and performance of this Agreement by the Purchaser or for the consummation of the Contemplated Transactions shall have been obtained or made and shall be in full force and effect.

8.4 Proceedings Satisfactory. All certificates and other documents to be delivered by the Purchaser to the Seller and all other corporate or organizational matters to be accomplished by the Purchaser prior to or at the Closing shall be satisfactory in the reasonable judgment of the Seller and its counsel.

8.5 Company Approval. Prior to the Closing, this Agreement, the Contemplated Transactions shall have been duly approved by the sole member of the Purchaser, in accordance with applicable Law.

8.6 Secretary of State Certificate. The Seller shall have received a certificate of the Secretary of State of the State of Florida with respect to the Purchaser as of a recent date, showing the Purchaser to be validly existing and in good standing in the State of Florida.

8.7 Secretary’s Certificate. The Seller shall have received a certificate of the Secretary of the Purchaser certifying (i) a true and complete copy of the resolutions duly and validly adopted by the sole member of the Purchaser evidencing the authorization of the execution and delivery of this Agreement, the consummation of the Contemplated Transactions, and (ii) the names and signatures of the officers of the Purchaser authorized to sign this Agreement and the other documents to be delivered hereunder.

8.8 The Shares. The Seller shall have received a stock certificate representing the Shares, or an irrevocable letter from the Purchaser to the transfer agent of Blue Star issuing the Shares to the Seller.

8.9 Consulting Agreement. The Purchaser shall have executed and delivered the Consulting Agreement.

8.10 Lease Agreement. The Purchaser shall have executed and delivered a lease agreement, in form and substance acceptable to both the Purchaser and the Seller, under which the Purchaser will lease certain physical space from Jerry Gault for one (1) year, and under which lease the Purchaser shall pay $1,000 per month plus all electricity and gas (propane) expenses.

IX. INDEMNIFICATION; SURVIVAL.

9.1 Indemnification by the Seller and Gault. The Seller and Gault shall each, jointly and severally, indemnify and hold harmless the Purchaser and its Affiliates, officers, directors, stockholders, employees and agents and the successors and assigns of all of them (the “Purchaser Indemnified Parties”), and shall reimburse the Purchaser Indemnified Parties for, any loss, liability, claim, damage, expense (including, but not limited to, costs of investigation and defense and attorneys’ fees) (collectively, “Damages”), arising from or in connection with (a) any inaccuracy or breach of any of the representations and warranties, of the Seller in this Agreement or in any certificate or document delivered by the Seller pursuant to this Agreement, or any actions, omissions or statements of fact inconsistent with in any material respect any such representation or warranty, (b) any failure by the Seller to perform or comply with any agreement, covenant or obligation in this Agreement or in any certificate or document delivered by the Seller pursuant to this Agreement to be performed by or complied with by the Seller, (c) any claims made by a third Person against the Purchaser, the Business or the Assets based upon a Contractual obligation of the Seller or the Business for services performed prior to the Closing Date, (d) any claims made at any time arising out of, or in connection with, any environmental laws or environmental conditions on or relating to the Assets which are based upon conditions existing prior to the Closing Date, (e) Taxes attributable to the ownership of the Assets prior to the Closing, (f) Taxes attributable to the conduct by the Seller of the Business or the Seller’s operation or ownership of the Assets, (g) any claims on account of the failure of the Seller to comply with applicable bulk sales or bulk transfer Laws, (h) any claims for severance or any other compensation, (h) any claim made at any time by any Governmental Body in respect of the Business for all periods prior to the Closing Date, (j) any debt, claim, liability or obligation of the Seller other than the Assumed Liabilities or (k) any litigation, action, claim, proceeding or investigation by any third party relating to or arising out of the Business or operations of the Seller.

9.2 Indemnification by the Purchaser. The Purchaser shall indemnify and hold harmless the Seller and its Affiliates, employees, agents and the successors and assigns of all of them (the “Seller Indemnified Parties”), and shall reimburse the Seller Indemnified Parties for, any Damages arising from or in connection with (a) any material inaccuracy or breach of any of the representations and warranties of the Purchaser in this Agreement or in any certificate or document delivered by the Purchaser to the Seller pursuant to this Agreement, or (b) any failure by the Purchaser to perform or comply with, in any material respect, any agreement, covenant or obligation in this Agreement or in any certificate or document delivered by the Purchaser pursuant to this Agreement to be performed by or complied with by the Purchaser.

9.3 Survival. All representations, warranties, covenants and agreements of the Parties contained herein or in any other certificate or document delivered pursuant hereto shall survive the Closing for eighteen months from the Closing Date, except the representations and warranties set forth in Section 4.8 which shall survive until the expiration of the applicable statute of limitations and the confidentiality provisions in Section 6.1(b0 which shall survive indefinitely.

9.4 Matters Involving Third Parties.

(a) If any third party notifies any Party (the ‘‘Indemnified Party’’) with respect to any matter (a ‘‘Third-Party Claim’’) that may give rise to a claim for indemnification against the other Party (the ‘‘Indemnifying Party’’) under this Section 9, then the Indemnified Party shall promptly notify the Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party is thereby actually and materially prejudiced.

(b) The Indemnifying Party will have the right to assume the defense of the Third-Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party at any time within 15 days after the Indemnified Party has given notice of the Third-Party Claim; provided, however, that the Indemnifying Party must conduct the defense of the Third-Party Claim actively and diligently thereafter in order to preserve its rights in this regard; and provided further that the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third-Party Claim.

(c) So long as the Indemnifying Party has assumed and is conducting the defense of the Third-Party Claim in accordance with Section 9.4(b) above, (A) the Indemnifying Party will not consent to the entry of any judgment on or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Indemnified Party (not to be unreasonably withheld) unless the judgment or proposed settlement involves only the payment of money damages by the Indemnifying Party and does not impose an injunction or other equitable relief upon the Indemnified Party and (B) the Indemnified Party will not consent to the entry of any judgment on or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Indemnifying Party (not to be unreasonably withheld).

(d) In the event the Indemnifying Party does not assume and conduct the defense of the Third-Party Claim in accordance with Section 9.4(b) above, however, (A) the Indemnified Party may defend against, and consent to the entry of any judgment on or enter into any settlement with respect to, the Third-Party Claim in any manner it reasonably may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, the Indemnifying Party in connection therewith) and (B) the Indemnifying Party will remain responsible for any liabilities the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third-Party Claim to the fullest extent provided in this Article IX.

X. TERMINATION.

10.1 Termination Procedures. This Agreement may be terminated as follows:

(a) by mutual written agreement of all of the Parties at any time;

(b) by the Purchaser, by notice to the Seller, if the Seller has breached this Agreement in any material respect and such breach is not cured within ten (10) days after written notice from the Purchaser to the Seller; or

(c) by the Seller, by notice to the Purchaser, if the Purchaser has breached this Agreement in any material respect and such breach is not cured within ten (10) days after written notice from the Seller to the Purchaser.

10.2 Effect of Termination. In the event that this Agreement is terminated, this Agreement shall terminate without any liability or further obligation of any Party to another, except for the obligations of the Parties under Sections 6.1(b) and 6.2, and none of the Parties shall be released from liability for any intentional misrepresentation or fraud.

10.3 Expenses. The Parties shall each bear their own respective expenses incurred in connection with this Agreement and the Contemplated Transactions.

XI. MISCELLANEOUS.

11.1 Entire Agreement. This Agreement contains, and is intended as, a complete and exclusive statement of all of the terms and the arrangements between the Parties with respect to the matters provided for, supersedes any previous agreements and understandings between the Parties with respect to those matters and cannot be changed or terminated orally, including without limitation, the Term Sheet.

11.2 Severability. Any provision of this Agreement prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

11.3 Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of South Carolina applicable to agreements made and to be performed therein without giving effect to conflicts of law principles. Each of the Parties agree to submit to the jurisdiction of the federal or state courts located in the City of Beaufort, South Carolina in any actions or proceedings arising out of or relating to this Agreement. Each of the Parties, by execution and delivery of this Agreement, expressly and irrevocably (i) consents and submits to the personal jurisdiction of any of such courts in any such action or proceeding; (ii) consents to the service of any complaint, summons, notice or other process relating to any such action or proceeding by delivery thereof to such party as set forth in Section 11.6 below and (iii) waives any claim or defense in any such action or proceeding based on any alleged lack of personal jurisdiction, improper venue or forum non conveniens or any similar basis. EACH OF THE UNDERSIGNED HEREBY WAIVES FOR ITSELF AND ITS PERMITTED SUCCESSORS AND ASSIGNS THE RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING INSTITUTED IN CONNECTION WITH THIS AGREEMENT.

11.4 Further Assurances. In case at any time after the Closing, any further action or the execution and delivery of any additional documents or instruments shall be necessary or desirable to carry out the purposes of this Agreement and render effective the consummation of the Contemplated Transactions, the Parties shall take such actions and execute such additional documents and instruments as may be reasonably requested by any other Party.

11.5 Headings. The section headings contained in this Agreement are solely for the purpose of reference, are not part of the Agreement of the Parties and shall not in any way affect the meaning or interpretation of this Agreement. All references in this Agreement to Sections, Schedules and Exhibits are to sections, schedules and exhibits to this Agreement, unless otherwise indicated.

11.6 Notices. All notices, requests, claims, demands and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given if delivered in person against written receipt, by facsimile transmission, email, overnight courier prepaid, or mailed by prepaid first class registered or certified mail, postage prepaid, return receipt requested to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section):

If to the Purchaser, to:

Coastal Pride Seafood, LLC
% Blue Star Foods Corp.
3000 NW 109th Avenue
Miami, Florida 33172
Attn: John Keeler

Copy to:

The Crone Law Group, P.C.
500 Fifth Avenue, Suite 938
New York, New York 10110
Attn: Nancy Brenner, Esq.

If to the Seller, to:

Gault Seafood, LLC
154 Alston Rd
Beaufort, SC 29907
Attn: Robert J. Gault
Email:
Facsimile No.:

with a copy to:

Ruff & Ruff, LLC
H17 Professional Village Cir.
Beaufort, SC 29907
Attn: Harley Ruff, Esq.

All such notices, requests and other communications will (i) if delivered personally to the address as provided in this Section, be deemed given upon delivery, (ii) if delivered by facsimile transmission to the facsimile number as provided in this Section, be deemed given upon receipt, (iii) if delivered by email, to the email address as provided in this Section, be deemed given upon sending such email, (iv) if delivered by overnight courier to the address as provided in this Section, be deemed given on the earlier of the first business day following the date sent by such overnight courier or upon receipt, or (v) if delivered by mail in the manner described above to the address provided in this Section, be deemed given on the earlier of the third business day following mailing or upon receipt. In order for any such notice to be deemed given as provided above, other than if sent by email, any such notice must also be accompanied by an email to the recipient. In order for any such notice to be deemed given that is sent by email as provided above, any such notice must also be accompanied by sending such notice in the mail.

11.7 Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns and heirs and representatives. Except as specifically set forth herein, nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any Person who is not a Party. The Seller shall not assign this Agreement in whole or in part or of any of his rights or obligations hereunder without the prior written consent of the Purchaser.

11.8 Counterparts. This Agreement may be executed in any number of counterparts and by facsimile or other electronic means, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

11.9 Amendment and Waiver. This Agreement may be amended, or any provision of this Agreement may be waived, provided that such amendment or waiver will be signed by all the Parties. The waiver of any Party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other breach.

[Remainder of page intentionally left blank; Signature page to follow]

IN WITNESS WHEREOF, the Parties hereto have executed this Asset Purchase Agreement as of the date first above written.

COASTAL PRIDE SEAFOOD, LLC

By:	/s/ Walter F. Lubkin III
Name:	Walter F. Lubkin III
Title:	President

GAULT SEAFOOD, LLC

By:	/s/ Robert J. Gault II
Name:	Robert J. Gault II
Title:	Manager

/s/ Robert J. Gault II
Robert J. Gault II, Individually

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